Exhibit 10.8

EXECUTION COPY

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”), dated as of December 3, 2012, (the “Effective Date”) is entered into by and between Floor and Decor Outlets of America, Inc., a Delaware corporation (the “Operating Company”), FDO Holdings, Inc., a Delaware corporation (“Holdings” and, together with the Operating Company, the “Company”), and George Vincent West, the undersigned individual (“Consultant”).

RECITALS

WHEREAS, Consultant entered into an employment agreement with the Company, dated November 24, 2010 (the “Employment Agreement”) pursuant to which during the Employment Period (defined below) Consultant served as the Company’s Chief Executive Officer;

WHEREAS, the Employment Agreement was entered into in connection with the acquisition of the Company pursuant to an Agreement and Plan of Merger, dated as of October 21, 2010, among Holdings, the Operating Company and other persons party thereto (the “Merger Agreement”);

WHEREAS, as a condition to the consummation of the transactions contemplated by the Merger Agreement, Consultant entered into a Fair Competition Agreement with Holdings, dated November 24, 2010 (the “Fair Competition Agreement”), pursuant to which he agreed to certain restrictive covenants; and

WHEREAS, Consultant is also party to (i) an Indemnification Agreement with Holdings, dated November 24, 2010 (the “Indemnification Agreement”), and (ii) two Non-Qualified Stock Option Agreements, each effective January 13, 2011, with Holdings (collectively, the “Stock Option Agreements”).

WHEREAS, the Company and Consultant mutually desire to terminate on the terms set forth herein Consultant’s employment under the Employment Agreement, to transition Consultant’s role with the Company from an employee to an independent contractor, non-employee consultant, and to transition Consultant’s officer role with the Company from an employee Chief Executive Officer to a non-employee Founder of the Company and Vice Chairman of the Board on the terms set forth herein and enter into this Agreement for such purposes;

WHEREAS, Consultant shall remain a director of the Board of Directors (as defined herein); and

WHEREAS, in consideration of entering into this Agreement, the Company and Consultant mutually desire to settle fully and finally all differences and potential differences between them as of the Effective Date, including all differences or potential differences that arise out of or relate to Consultant’s employment with the Company and the termination thereof on or prior to the date hereof on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the Consultant’s Duties and Responsibilities (defined below) and of the agreements, rights, covenants and other obligations of the parties contained herein, the Company and Consultant agree as follows:

1.                                      Transition to Non-Employee Officer/Consultant.

(a)                                 Transition; Title.  As of the Effective Date, Consultant and the Company hereby mutually agree that (i) Consultant is deemed to have resigned from the position of Chief Executive Officer of the Operating Company and of Holdings and, other than with respect to his service on the Board of Directors of the Company (such term referring throughout this Agreement to the Boards of Directors of both Operating Company and Holdings) or the Board of Directors (or any similar governing body) of any of the Company’s subsidiaries, from all other offices held with the Company or any of its subsidiaries as of immediately prior to the Effective Date; (ii) Consultant’s employment with the Company is hereby terminated; (iii) except as otherwise expressly provided in this Agreement with respect to Sections 2(a), 2(b), 2(d), 3(a) and 4(a) of the Employment Agreement, which shall expressly survive the termination of the Employment Agreement to the extent required to effectuate the express terms of this Agreement, and Section 10 of the Employment Agreement, which shall expressly survive the termination of the Employment Agreement, the Employment Agreement shall be and is hereby terminated as of 11:59 p.m. Eastern time on December 2, 2012; (iv) Consultant will have the title of Founder of the Company and Vice Chairman of the Board; and (v) each of “Vice Chairman” and “Founder” has been designated as an “officer” position by Holdings’ Board of Directors pursuant to Article IV, Section 12 of the Company’s Bylaws. Consultant and the Company each acknowledge and mutually agree that the termination of Consultant’s employment with the Company is voluntary and by mutual agreement, that such termination of Consultant’s employment is not, and shall not be deemed to be, a termination “Without Cause,” “For Cause” or for “Good Reason” under the Employment Agreement and that such termination of Consultant’s employment shall not in any way affect the continued validity and enforceability of the Indemnification Agreement, the Stock Option Agreements or any other agreement (other than the Employment Agreement) to which Consultant is a party.  Termination of Consultant’s employment under the Employment Agreement as set forth in this Agreement shall not, alone, entitle the Company to pursue any rights or remedies against or affecting Consultant, whether under the Employment Agreement, the Stock Option Agreements or otherwise.

(b)                                 Effect on Fair Competition Agreement.  Consultant and the Company acknowledge and agree that from and after the Effective Date (i) the Consulting Period (defined below) is substituted for the “Employment Period” for all purposes under the Fair Competition Agreement; (ii) the Fair Competition Agreement will remain in full force and effect until it terminates according to its terms; and (iii) the Fair Competition Agreement shall be deemed to be amended by this Agreement to the extent required to effectuate this Section 1(b).

(c)                                  Independent Contractor Status.  Consultant acknowledges and agrees that (i) pursuant to the terms of this Agreement Consultant shall provide and perform consulting services hereunder as an independent contractor to the Company, and that Consultant’s provision and performance of consulting services, including as an officer of the Company, shall not be as an employee of the Company, (ii) nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship with the Company and (iii) Consultant is not entitled to enter into any agreement on behalf of the Company or to otherwise bind the Company other than as may be expressly authorized and set forth in a resolution approved by the Board.  Consultant acknowledges and agrees that there will be no withholding of taxes by the Company as was the case when Consultant was an employee of the Company, and that during the Consulting Period he is solely responsible for paying all federal, state, and local income or business taxes, including estimated taxes, self-employment and all other taxes, fees, additions to tax, interest and penalties that may be assessed, imposed, or incurred as a result of the compensation payable to him pursuant to this Agreement, and that the Company has no obligations, liabilities or responsibilities in connection therewith.  The Company and Consultant acknowledge that Consultant will remain an officer of the Company during the term of the Agreement, notwithstanding the fact that Consultant shall not be an employee.

(d)                                 Liability Insurance.  During the term of this Agreement, to the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Consultant shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

2.                                      Term.

(a)                                 Consultant’s service under this Agreement as an independent contractor consultant serving in an officer capacity as Founder of the Company and Vice Chairman of the Board shall commence on the Effective Date, subject to the condition subsequent that the Revocation Period (as defined in Section 10(l)) expires without Consultant’s revocation of the Release (as defined in Section 10(c)) and the Release becomes effective, and shall continue until either party elects to terminate this Agreement upon 30 days advance written notice to the other party (the “Consulting Period” and, solely for the purposes of the Fair Competition Agreement, also the “Employment Period”).

(b)                                 Upon the termination of this Agreement, the Company shall be under no further obligation to Consultant under this Agreement, except to pay (i) all accrued but unpaid Consulting Fees and expenses reimbursable pursuant to Section 4(c) or Section 5(a) of this Agreement through the date of termination within 30 days following such termination and (ii) any amounts due to Consultant pursuant to Section 4(b) of this Agreement.

(c)                                  Notwithstanding any provision of this Agreement to the contrary (including Section 12(o) hereof), if the Release fails to become effective, this Agreement (other than Section 1(a)(i)-(iii), the second sentence of Section 1(a), Section 2(c), Section 4(b), Section 4(c), Section 6, Section 9, Section 11 and Section 12) will thereupon automatically terminate retroactive to the Effective Date, and neither Consultant nor Company will have any other rights or obligations hereunder.

(d)                                 Unless otherwise agreed to by the parties hereto in writing, (i) Consultant’s resignation from the Board of Directors shall be deemed a termination of this Agreement by

Consultant and (ii) Consultant’s removal from the Board of Directors shall be deemed a termination of this Agreement by the Company.

3.                                      Consultant’s Duties and Responsibilities.  During the Consulting Period, Consultant shall:

(a) faithfully, industriously and to the best of Consultant’s ability, experience and talent, perform such services as an independent contractor consultant serving as a non-employee officer with the titles Founder and Vice Chairman of the Board, as shall be (i) reasonably required by the Company or requested by the Board of Directors of Holdings and (ii) agreed to by Consultant;

(b) observe and comply with all applicable rules, regulations, policies and practices in effect on the Effective Date or amended or adopted by the Company in the future (to the extent that Consultant has actual knowledge of any such amendment or adoption and has been provided a copy thereof); and

(c) not engage in any Competitive Business Activity (as defined herein),

(the duties and responsibilities set forth in Sections 3(a), 3(b) and 3(c) being collectively referred to in this Agreement as the “Consultant’s Duties and Responsibilities”).

4.                                      Compensation and Other Payments to Consultant.

(a)                                 Consulting Fee.  The Company will continue to pay Consultant, through December 31, 2012, an amount equal to Consultant’s Base Salary under the Employment Agreement as of immediately prior to the Effective Date of this Agreement.  Starting January 1, 2013, the Company will pay Consultant a consulting fee at the annual rate of $200,000 (together with the payments described in the previous sentence, the “Consulting Fee”).  The Consulting Fee will be paid in installments consistent with the Company’s normal payroll schedule. The Consulting Fee shall constitute compensation to Consultant for all Consultant’s Duties and Responsibilities.

(b)                                 Fiscal 2012 Annual Bonus Under Employment Agreement.  Provided that the Consulting Period is not terminated (i) by Consultant on or before December 31, 2012 (or such other date which is the last day of the Company’s fiscal 2012, if other than December 31, 2012) for any reason or (ii) by the Company at any time prior to the earlier of (A) March 15, 2013 and (B) the payment of the annual bonus described in this Section 4(b), as a result of an event or occurrence that would have been grounds for termination “For Cause” under the Employment Agreement as defined in Section 4(a) thereof which are reasonably applicable with respect to Consultant’s Duties and Responsibilities under this Agreement in place of Executive’s Duties and Responsibilities under the Employment Agreement, Consultant will remain eligible to receive, and shall be entitled to be paid, the annual bonus (if any) for the entire 2012 fiscal year to which he would have been entitled under Section 2(b) and other terms of the Employment Agreement that were applicable to such annual bonus for fiscal 2012 immediately prior to the Effective Date of this Agreement. Such annual bonus shall be calculated as if the Employment Period under the Employment Agreement had extended through the last day of fiscal 2012, and as if the Employment Agreement had not been terminated by mutual agreement as set forth herein.  Any such annual bonus shall constitute part of the compensation due under the Employment Agreement and will be subject to all applicable withholding and be payable within the time period set forth in Section 2(b) of the Employment Agreement (i.e., no later than March 15 of the calendar year following the fiscal year for which such annual bonus is payable).

(c)                                  Unpaid Base Salary and Reimbursement of Business and Travel Expenses under Employment Agreement.   Notwithstanding anything contained in this Agreement or otherwise to the contrary,  payment to Consultant, as Executive under the Employment Agreement, for Base Salary and reimbursable business and travel expenses to which Consultant was entitled under Sections 2(a) and 3(a) of the Employment Agreement, respectively, through December 2, 2012, which were not paid by the Company prior to the Effective Date of this Agreement shall be made by the Company following the Effective Date in accordance with the relevant Company policies then in effect, including normal payroll practices, and shall be subject to all applicable withholding, including employment and withholding taxes per Section 2(d) of the Employment Agreement.

5.                                      Other Benefits to Consultant.

(a)                                 Business Expenses.  Upon timely submission of itemized expense statements and other documentation in conformance with the procedures specified by the Company, Consultant shall be entitled to reimbursement for reasonable business and travel expenses duly incurred by Consultant in the performance of Consultant’s Duties and Responsibilities under this Agreement during the Consulting Period.

(b)                                 Options.

(i)                                     The transition of Consultant’s role from an employee to an independent contractor, non-employee consultant, and from an employee Chief Executive Officer to a non-employee Founder of the Company and Vice Chairman of the Board will have no effect on vesting of the options to purchase the common stock of Holdings (“Options”) granted under the Stock Option Agreements to Consultant prior to the Effective Date or, except as described in this Section 5(b), on the other rights and obligations of Consultant and Holdings under the Stock Option Agreements.

(ii)                                  For purposes of the Stock Option Agreements covering the Options and of the FDO Holdings, Inc. Amended and Restated 2011 Stock Option Plan (as such may be amended from time to time, the “Plan”), (A) the definition of “For Cause” in Section 4(a) of the Employment Agreement will continue to apply with respect to an event or occurrence that would have been grounds for termination “For Cause” thereunder which are reasonably applicable with respect to Consultant’s Duties and Responsibilities under this Agreement in place of Executive’s Duties and Responsibilities under the Employment Agreement,  and (B) all references to “Good Reason” shall be inapplicable (such that any termination of this Agreement by Consultant for any reason shall be considered to be a voluntary termination and not a termination for Good Reason).

(iii)                               The Stock Option Agreements covering the Options shall be deemed to be amended by this Agreement to the extent required to effectuate the terms set forth in this Section 5(b).

6.                                      Termination of Agreement.

(a)                                 Resignation as Director and Officer.  Unless otherwise agreed to by the parties hereto in writing, upon termination of this Agreement for any reason, Consultant shall be deemed to have resigned from any position as a member of the Board or as a member of the Board of Directors (or any similar governing body) of the any of the Company’s subsidiaries then held by Consultant and also shall be deemed to have resigned from any position as an officer of the Company or any of its subsidiaries then held by Consultant.

(b)                                 Cooperation.  Following termination of this Agreement, Consultant shall, as reasonably requested by the Company,  (i) reasonably cooperate with the Company to effect a transition of Consultant’s responsibilities and to ensure that the Company is aware of all matters being handled by Consultant, and (ii) cooperate and provide assistance to the Company in connection with any action, suit or proceeding brought by or against the Company or any of its affiliates (or in which any of them is or may be a party) or that relates in any way to Consultant’s acts or omissions while an employee and an officer of the Company during the Employment Period or while an independent contractor consultant and non-employee officer of the Company during the Consulting Period.  The Company agrees to promptly reimburse Consultant for reasonable expenses incurred by him in connection with assisting the Operating Company or Holdings, as applicable, in the manner described in the immediately preceding sentence.   Reimbursement shall be made in accordance with the applicable policy of the Company then in effect.

(c)                                  Company Property.

(i)                                     All assets, property and equipment and all tangible and intangible information relating to the Company, its affiliates and their respective employees, customers or vendors furnished to, obtained by or prepared by Consultant or any other person during the course of or incident to Consultant’s employment as an employee and an officer of the Company or any of its subsidiaries during the Employment Period or to Consultant’s engagement as an independent contractor consultant and non-employee officer of the Company or any of its subsidiaries during the Consulting Period are and shall remain the sole property of Company (“Company Property”).  Company Property includes, but shall not be limited to, computer equipment, books, manuals, records, reports, notes, correspondence, contracts, customer lists, business cards, advertising, sales, financial, personnel, operations, and manufacturing materials and information, data processing reports, computer programs, software, customer information and records, business records, price lists or information, and samples, and in each case shall include all copies thereof in any medium, including paper, electronic and magnetic media and all other forms of information storage.

(ii)                                  Within a reasonable period of time following termination of this Agreement and of the Consulting Period, Consultant shall return to the Company all Company Property remaining in Consultant’s possession or control, provided that with respect to Company

Property stored or contained in or on any computers or other electronic storage devices owned by Consultant, Consultant shall permanently delete any such information that constitutes Company Property.   Upon written request of the Company, Consultant shall certify in writing that Consultant has complied with the requirements of this Section 6(c)(ii).

(iii)                               Notwithstanding anything to the contrary herein, Consultant shall be permitted to retain one or more copies of his contacts list and his appointment calendars obtained by or prepared by Consultant or any other person during the course of or incident to Consultant’s employment as an employee and an officer of the Company or any of its subsidiaries during the Employment Period; or during the course of or incident to Consultant’s engagement as an independent contractor consultant and non-employee officer of the Company or any of its subsidiaries during the Consulting Period.

(iv)                              Consultant’s obligations under this Section 6(c) shall survive termination of the Agreement and of the Consulting Period until Consultant has returned all Company Property to the Company or deleted information constituting Company Property, as required herein.

(v)                                 Notwithstanding anything to the contrary contained in the Employment Agreement or any other agreement (other than this Agreement) between Consultant and the Operating Company, Holdings or the Company, because following termination of the Employment Agreement Consultant is continuing his involvement with, and services to, the Company as a non-employee officer and as a director under this Agreement, Consultant shall have no obligations, duties or responsibilities otherwise applicable to Consultant, as Executive under the Employment Agreement, to return or delete Company Property or to take any other actions otherwise required in connection with or relating to termination of the Employment Agreement, and shall be entitled to retain during the Consulting Period such Company Property as reasonably required or helpful to provision and performance of Consultant’s Duties and Responsibilities under this Agreement.

7.                                      Restrictive Covenants.

(a)                                 Definitions.  When capitalized and used herein, the following terms shall have the following meanings set forth below:

(i)                                     “Business” means the business (whether operated in physical locations or online over the internet) of selling hard surface flooring materials.

(ii)                                  “Competitive Area” means the 30 mile radius around any location where the Company (i) has a then current location (including the Company’s current locations listed on Exhibit A attached hereto) and (ii) has a bona fide intention to open a new location.

(iii)                               “Competitive Business Activity” shall mean providing services to a Competitor that are the same or similar to Consultant’s Duties and Responsibilities under this Agreement, whether as an employee, independent contractor or consultant.

(iv)                              “Competitor” means any Person (other than the Company and its affiliates) engaged in the Business.  To the extent that a Competitor is engaged in any business activities other than the Business, the term “Competitor” does not restrict Consultant’s involvement with such other business activities.

(v)                                 “Confidential Information” means information developed by or on behalf of any of the Company or its affiliates that is not generally known by persons not employed by the Company or its affiliates and that could not easily be determined or learned by someone outside the Company, including information concerning (A) Customers, Suppliers, internal corporate policies and strategies, corporate opportunities, financial and sales information, personnel information, forecasts, business and marketing plans, (B) the affairs or assets of the Company and its affiliates, accounts, or clients for which the Company or its any of its affiliates performs, directly or indirectly, services, or (C) the nature and material terms of business opportunities, investors, business and proposals available to the Company or its affiliates.  Confidential Information (x) includes both written information and information not reduced to writing, whether or not explicitly designated as confidential, (y) is of a special and unique nature and value to the Company, its affiliates and their respective businesses and (z) provides the Company or its affiliates with a competitive advantage.  Confidential Information does not include information that is publicly available or is readily ascertainable from publicly available information.

(vi)                              “Customer” means any Person who is a customer or client of the Company or its affiliates that is a professional contractor and with whom Consultant had material business-related contact (whether in person, by telephone or by paper or electronic correspondence), on behalf of the Company or its affiliates.

(vii)                           “Person” means any individual or entity.

(viii)                        “affiliates” means a Person’s subsidiaries, affiliates, successors, transferees or assigns that are engaged in the Business.

(ix)                              “Restricted Period” means the time period beginning on the Effective Date of this Agreement and ending two years from the termination of this Agreement for any reason, whether by Consultant or Company.

(x)                                 “Supplier” means any Person who supplies products or services to the Company in support of the Company’s Business and with whom Consultant had material business-related contact (whether in person, by telephone or by paper or electronic correspondence), on behalf of the Company or its affiliates.

(b)                                 Confidentiality.  Consultant shall not, while performing services as a consultant under this Agreement and for a period of three years after the Consulting Period terminates, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person any Confidential Information, other than in the course and scope of Consultant’s Duties and Responsibilities under this Agreement.  In the event that Consultant receives a subpoena or other request having force of law, or reasonably believes that disclosure of Confidential Information is required by law, Consultant shall promptly provide the Company, to the extent reasonably possible, with written notice thereof, and shall reasonably cooperate, at no expense to Consultant, with the Company if the Company elects to seek a judicial protective order or other appropriate judicial protection of such Confidential Information.

(c)                                  Noncompete.  During the Restricted Period, Consultant will not, directly or indirectly, independently or in cooperation with any other Person, engage in a Competitive Business Activity in a Competitive Area.

(d)                                 Consultant agrees that this covenant is reasonable with respect to its duration, geographical area and scope, in light of the nature and geographic scope of the Business subject to this restriction.  Consultant represents, warrants, acknowledges and agrees that he has been fully advised by counsel in connection with the negotiation, preparation, execution and delivery of this Agreement; and no reasonable Person in the position of the Company would engage Consultant under the terms and conditions of this Agreement without the benefit of the restrictive covenants applicable to Consultant under Sections 7(b) through 7(g) of this Agreement, and without the other agreements by Consultant contained herein (collectively, the “Restrictive Covenants and Agreements”).  Accordingly, Consultant agrees to be bound by the Restrictive Covenants and Agreements contained in this Agreement to the maximum extent permitted by law, it being the intent and spirit of the parties that the Restrictive Covenants and Agreements contained herein shall be valid and enforceable in all respects.

(e)                                  Non-Solicitation of Customers and Suppliers.  During the Restricted Period, Consultant shall not (whether on Consultant’s own behalf or on behalf of another Person), directly or indirectly: (a) solicit Customers to purchase products on behalf of a Competitor, or (b) solicit Suppliers to provide products or services to support a Competitor.

(f)                                   Non-Solicitation of Employees.  During the Restricted Period, Consultant shall not (whether on Consultant’s own behalf or on behalf of some other Person), directly or indirectly solicit or attempt to hire any individual who is at that time an employee, independent contractor or other agent of the Company or any of its affiliates or (b) induce or encourage any employee, independent contractor or other agent of the Company or any of its affiliates to terminate or materially reduce, as applicable, his or her employment or other business relationship or affiliation with the Company or any of its affiliates; provided, that the parties acknowledge and agree that Consultant’s placement of a general advertisement that is not directed at any specific Person or group of Persons, but to the public at large, in a public newspaper, or on the Internet or other public medium, shall not constitute a violation of this Section 7(f).

(g)                                  Non-Disparagement.  Except as occurs in connection with performing Consultant’s Duties and Responsibilities during the Consulting Period (for purposes of providing examples, but not for limitation of scope, by chastising or criticizing store management, suppliers and others doing business with the Company for performing in a manner Consultant in good faith believes is not in the best interests of the Company and the Business), while engaged by the Company and during the Restricted Period, Consultant will not, directly or indirectly, make or publish any disparaging or derogatory statements or otherwise disparage the business reputation of the Company or any of its affiliates or take any actions that are harmful, in any material respect, to the Company’s (or any of its affiliates’) goodwill with its Customers, Suppliers, employees, the media or the public.  Provided, however, the foregoing shall not prohibit the Consultant from making truthful statements when required, or based upon advice of legal counsel Consultant in good faith believes is required, by law, rule, regulation or judicial or governmental administrative subpoena, order or process in connection with any legal proceeding, to a governmental agency or body or its representative, or in connection with any governmental administrative proceeding.

(h)                                 Reformation.  If any court determines that any of the Restrictive Covenants and Agreements, or any part thereof set forth in this Section 7, is or are unenforceable due to over breadth or any other reason, such court shall have the power to modify such provision to the extent necessary to make it reasonable and enforceable and such modified provision shall then be enforceable to the maximum extent permitted by applicable law.  Consultant acknowledges and agrees that the Restrictive Covenants and Agreements of Consultant in this Agreement are reasonable and valid in geographic and temporal scope and in all other respects.  If, however, any court subsequently determines that any of the Restrictive Covenants and Agreements, or any part thereof, is or are invalid or unenforceable and not capable of modification, the remainder of the Restrictive Covenants and Agreements shall not thereby be affected and shall be given full effect without regard to the invalid portions.

(i)                                     Survival.  Consultant’s obligations under this Section 7 shall survive the termination of this Agreement and the Consulting Period in accordance with the terms and conditions herein.

8.                                      Inventions.

(a)                                 Consultant acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products or developments (collectively, “Inventions”), whether patentable or unpatentable, made or conceived by Consultant, solely or jointly with others, that are related to Consultant’s provision or performance of Executive’s Duties and Responsibilities under the Employment Agreement or of Consultant’s Duties and Responsibilities under this Agreement to or for the benefit of the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon.  For the avoidance of doubt, Consultant understands that the provisions of this Section 8 requiring assignment of Inventions to the Company do not apply to any Invention that Consultant developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those Inventions that either (i) relate at the time of conception or reduction to practice of the Invention to the Company’s Business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by an employee for the Company (other than Consultant).  Consultant will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Consulting Period, together with the right to file, in Consultant’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).  Consultant will, at any time during and for a period of three years subsequent to the Consulting Period, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be reasonably requested from time to time by the Company with respect to the Inventions, provided that Consultant shall not be obligated to incur any expense in connection therewith.  Consultant will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony), at no expense to Consultant, to obtain the Inventions for its benefit, all without additional compensation to Consultant from the Company.

(b)                                 In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright law of the United States, on behalf of the Company and Consultant agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Consultant.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, Consultant hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including all of Consultant’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including all rights of any kind or any nature now or hereafter recognized, including the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, including the right to receive all proceeds and damages therefrom.  In addition, Consultant hereby waives any so-called “moral rights” with respect to the Inventions.  Consultant hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including any rights that would otherwise accrue to Consultant’s benefit by virtue of Consultant being an employee of, or consultant or other service provider to the Company.  Consultant’s obligations under this Section 7 shall survive the termination of service and the expiration or termination of this Agreement in accordance with the terms and conditions herein.

9.                                      No Inconsistent Obligations.  Consultant hereby represents, warrants and agrees that:

(a)                                 there are no restrictions or agreements, oral or written, to which Consultant is a party or by which Consultant is bound that prevent or make unlawful Consultant’s execution and delivery of, or performance under, this Agreement;

(b)                                 Consultant does not have any business or employment relationship that creates a conflict between the interests of Consultant and the Company or any of its subsidiaries; and

(c)                                  Consultant will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.

10.                               Release of Prior Claims.

(a)                                 Consultant represents that neither Consultant nor anyone acting on Consultant’s behalf has filed any claims or charges against the Company or any of the other Releasees (as defined below) with any governmental agency, court or other tribunal based upon any actions or omissions by the Company or any of the other Releasees that occurred prior to the Effective Date.  Consultant further represents that neither he nor anyone acting on his behalf has assigned to any third party the right to bring a claim or charge against the Company or any of the other Releasees with any governmental agency, court or other tribunal.

(b)                                 Consultant acknowledges and agrees that, except as otherwise provided in Section 4(b) and Section 4(c) of this Agreement he has received all compensation and benefits to which Consultant was entitled under the Employment Agreement during the Employment Period, including, but not limited to, accrued but unused vacation, if any, to which Consultant is entitled as of the Effective Date, and that such amounts are in full discharge of any and all liabilities and obligations of the Releasees to the Consultant, monetarily with respect to employment or with respect to employee benefits (but excluding all liabilities and obligations under the Continuing Agreements (as defined below)) or otherwise as of the Effective Date, including any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company or any alleged understanding or arrangement between the Company and Consultant and any Company representative and Consultant.

(c)                                  In exchange for the Company’s entering into the Consulting Agreement Consultant, for himself and for his heirs, executors and administrators, and his and their respective successors and assigns (referred to collectively, including Consultant, as “Releasor”), forever releases and discharges (the “Release”) the Company and its parents and subsidiaries, each of their respective investors and affiliates, and the past and present officers, directors, partners, managers, agents, employees, employee benefit plans (together with their fiduciaries and administrators) of each of them, in each case together with their respective successors and assigns (referred to collectively, including the Company, as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasor ever had, now has or may have against Releasees or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the Effective Date.

(d)                                 Notwithstanding anything to the contrary herein, is not releasing under this Section 10, and the Company acknowledges and agrees that Consultant is not releasing under this Section 10, any rights or remedies of Consultant or any obligations, duties, responsibilities or liabilities of the Operating Company, Holdings or the Company (i) that relate to Consultant’s capacity as a shareholder of the Company; (ii) that arise from the Stock Option Agreements, the Indemnification Agreement, or any other written agreement (other than the Employment Agreement) to which Consultant or his affiliates, on the one hand and the Operating Company, Holdings or the Company, on the other, are parties (collectively, the “Continuing Agreements”); and (iii) under the Indemnification Agreement, the Company’s constituent documents or the Delaware General Corporation Law.

(e)                                  Without limiting the generality of the foregoing but expressly subject to the exceptions and exclusions from applicability hereof, this Section 10 is intended to and shall release each of the Releasees from any and all claims, whether known or unknown, up to and including the Effective Date, that Releasor ever had, now has or may have against Releasees or any of them arising out of facts or circumstances prior to the Effective Date, including Consultant’s employment under the Employment Agreement with the Company as an employee and officer, the terms and conditions of such employment or the termination of such employment, including any claim under: (i) the Age Discrimination in Employment Act, as amended;  (ii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (iii) Title VII of the Civil Rights Act of 1964, as amended; (iv) the Americans with Disabilities Act, as amended; (v) the Family Medical Leave Act; (vi) the Fair Labor Standards Act, as

amended; (vii) the Older Workers Benefit Protection Act; (viii) the Delaware Discrimination in Employment Act, the Delaware Handicapped Persons Employment Protections Act, the Delaware Whistleblower’s Protection Act, Delaware’s equal pay laws (Del. Code. Ann. § 1107A), Delaware’s worker’s compensation laws (Del. Code Ann. tit. 19, §2365) and Delaware’s wage payment laws (Del. Code Ann. tit. 19, §1101 et seq.); (ix) the Georgia Fair Employment Practices Act of 1978, the Georgia Equal Pay Act, the Georgia Equal Employment for People with Disabilities Code, Georgia’s age discrimination laws (Ga. Code Ann. § 34-1-2), Georgia’s whistleblower protection laws (Ga. Code Ann. § 45-1-4(d)) and Georgia’s payment laws (Ga. Code Ann. § 34-4-1 et seq.); (x) any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (xi) any claim sounding in tort or contract (express or implied); and (xii) any claim for attorneys’ fees, costs, disbursements or the like.

(f)                                   Consultant acknowledges and agrees that by virtue of the foregoing but expressly subject to the exceptions and exclusions from applicability hereof, Consultant has waived any relief available to him (including monetary damages, equitable relief and reinstatement) under any of the claims or causes of action waived in this Section 10.  Therefore Consultant agrees that he will not accept any award or settlement from any source or proceeding (including any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Section 10.

(g)                                  Nothing herein, however, shall constitute a waiver of claims arising after the Effective Date, or of any rights to accrued, vested benefits under any qualified or non-qualified employee benefit plan of the Company (in accordance with the terms of the official plan documents and applicable law) or claims for benefits under the Company’s group medical, dental and vision plans (in accordance with the terms of such plans and applicable law), or any claim that cannot be waived by law.

(h)                                 Nothing set forth in this Section 10 shall prevent Consultant from filing a charge with or participating in an investigation conducted by any governmental agency, including the United States Equal Employment Opportunity Commission (“EEOC”), or applicable state/city fair employment practices agency to the extent required or permitted by law.  However, by signing this Agreement, Consultant acknowledges and agrees that he is waiving any entitlement to seek or accept any monetary damages (including attorneys’ fees and costs) or equitable relief with respect to any claims or causes of action released or waived in this Section 10.

(i)                                     Consultant understands and agrees that if, hereafter, Consultant discovers facts different from or in addition to those which he now knows or believes to be true, that the waivers and releases of this Section 10 shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such facts.

(j)                                    Consultant understands and acknowledges the significance and consequences of this Section 10, that it is voluntary, that it has not been given as a result of any coercion, and Consultant expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown claims as specified in Section 10(h).  Consultant was hereby advised of his right to seek the advice of an attorney prior to signing this Agreement.  Consultant acknowledges that he has signed this Agreement only after full reflection and analysis, that Consultant understands it and is entering into it voluntarily.

(k)                                 Consultant acknowledges that he: (i) has carefully read this Release in its entirety; (ii) has had an opportunity to consider the terms of this Release for at least 21 days; (iii) has been and hereby is advised by the Company in writing to consult with an attorney of his choice before signing this Agreement (including the Release); (iv) fully understands the significance of all of the terms and conditions of the Release and has discussed them with an attorney of his choice, or has had a reasonable opportunity to do so; and (v) is signing this Agreement (including the Release) voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

(l)                                     After signing this Agreement and initialing below, Consultant shall have seven days (the “Revocation Period”) to revoke his decision regarding this Section 10.  If the last day of the Revocation Period falls on a Saturday, Sunday or a legal holiday, then the last day of the Revocation Period will be deemed to be the next business day.  Consultant may exercise his right to revoke this Release by doing so in writing and sending such written notice of revocation in accordance with the notice provisions in Section 12(g) by no later than the last day of the Revocation Period.

By initialing below, the parties hereby agree to the provisions set forth in this Section 10:

CONSULTANT:	OPERATING COMPANY:	HOLDINGS:

11.                               Section 409A.  Notwithstanding anything herein to the contrary,

(a)                                 Although the Company does not guarantee to Consultant any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and all provisions of this Agreement shall be administered, interpreted and construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  Notwithstanding any other provision hereof, in no event shall the Company be liable for, or be required to indemnify Consultant for, any liability of Consultant for taxes or penalties under Section 409A.

(b)                                 With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Consultant’s taxable year following the taxable year in which the expense was incurred.

(c)                                  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten calendar days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

12.                               Miscellaneous.

(a)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles.

(b)                                 Assignment and Transfer.  Consultant’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.

(c)                                  Entire Agreement.  This Agreement, together with the Fair Competition Agreement, the Plan, the Stock Option Agreements and the Indemnification Agreement contain the entire agreement and understanding between the parties hereto with respect to the transition of Consultant’s officer role with the Company from an employee Chief Executive Officer to non-employee officer positions of Founder of the Company and Vice Chairman of the Board on the terms set forth herein and supersede any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.  Notwithstanding anything to the contrary herein and only for purposes of amplification and not of limitation, the parties acknowledge that Consultant, as shareholder, is party to a separate Fair Competition Agreement.  Consultant agrees that to the extent that Consultant has remaining obligations under the Fair Competition Agreement which have not expired and which are also the subject of this Agreement, then the terms of the Fair Competition Agreement (as amended by Section 1(b) of this Agreement) control.

(d)                                 Amendment and Waiver; Rights Cumulative.  This Agreement may be amended, waived or discharged only by a writing signed by Consultant and by a duly authorized representative of Holdings and the Operating Company (other than Consultant).  No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of Holdings and the Operating Company, by a duly authorized representative of Holdings and the Operating Company (other than Consultant).  The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(e)                                  Severability.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(f)                                   Remedy for Breach.  In the event of breach or threatened breach of any Restrictive Covenants and Agreements of Consultant hereunder, including any breach of Sections 7 or 8, the damage or imminent damage to the value and the goodwill of the Company and its subsidiaries’ business would be inestimable and irreparable, and therefore any remedy at law or in damages shall be inadequate.  Accordingly, (i) the provisions of Section 11(h) shall not preclude the Company from obtaining provisional relief, including injunctive relief, from a court of appropriate jurisdiction to protect its rights under this Agreement, and (ii) the Company shall be entitled to seek an injunction to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions thereof in addition to any other remedy (including damages) to which they are entitled at law or in equity.  Each party agrees and consents to personal jurisdiction, service of process and venue in any federal or state court within the State of Delaware, County of New Castle, in connection with any action brought in connection with a request for any such provisional or injunctive relief, and in connection with any action to enforce this arbitration clause or an award in arbitration. The prevailing party in any action instituted pursuant to this Agreement shall be entitled to recover from the other party its reasonable attorneys’ fees and other expenses incurred in such action.  In the event Consultant violates (i) the Restrictive Covenants and Agreements (pursuant to the terms thereof) or (ii) Consultant’s obligations in Sections 7 or 8 above, and does not cure such violations within 30 days of written notice from the Company to Consultant that such violation has occurred, then any outstanding vested and unvested Options held by Consultant shall immediately terminated and no longer be exercisable.  This Section 12(f) shall survive termination of this Agreement and of the Consulting Period.

(g)                                  Notices.  All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made by (i) by nationally recognized overnight courier delivery for next business day delivery, (ii) by hand delivery, or (iii) by facsimile or electronic mail transmission followed by overnight delivery the next business day to the addresses listed below; or to such other street address to which hand deliveries may be made as is specified by a party by not less than five days prior notice to the other party given in accordance with the provisions of this Section.  Any notice given in accordance with the provisions of this Section shall be deemed given on the date of initial delivery or initial attempted delivery in the event of rejection or other refusal to accept or inability to deliver because of changed address of which proper notice was not given or which is not a street address shall be deemed to be receipt of the notice, request, demand or other communication, provided that such delivery or attempted delivery at the addresses listed below must be on a business day between 8:30a.m. and 5:30p.m. in the time zone in which such address is located.  Legal counsel for the respective parties may send to the other party any notices, requests, demands or other communications required or permitted to be given hereunder by such party.

If to Consultant:

George Vincent West

378 Pine Tree Drive, NE

Atlanta, Georgia  30305-3415

Telephone: (678) 938-5092

Facsimile (404) 320-9439

with a copy to:

Wilson Brock & Irby, L.L.C.

2849 Paces Ferry Road

Suite 700

Atlanta, Georgia  30339

Telephone: (404) 853-5050

Facsimile: (404) 853-1812

Attention: Frank L. Wilson, III, Esq.

If to the Company:

Floor and Decor Outlets of America, Inc.
2233 Lake Park Drive, Suite 400

Smyrna, GA  30080

Telephone: (404) 471-1634

Facsimile: (404) 320-9439

Attention: General Counsel

with copies to:

FDO Holdings, Inc.

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Telephone: (310) 201-4100

Facsimile: (310) 201-4170

Attention: Adam Stein

and

Ares Management LLC

2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067

Telephone: (310) 201-4100

Facsimile: (310) 201-4170

Attention: Adam Stein

and

Proskauer Rose LLP

2049 Century Park East, Suite 3200

Los Angeles, CA 90067

Telephone: (310) 284-4544

Facsimile: (310) 557-2193

Attention: Monica J. Shilling, Esq.

(h)                                 Arbitration.  Subject to Section 12(f), any dispute, claim, controversy or cause of action, in law (but not in equity), directly or indirectly relating to or arising out of or related to this Agreement, the termination or validity hereof, including the determination of the scope or applicability of this agreement to arbitrate, or the service relationship, shall, to the fullest extent permitted by law, be exclusively determined by final, binding and confidential arbitration in Wilmington, Delaware conducted by JAMS, Inc.  (“JAMS”), or its successor, pursuant to the JAMS Comprehensive Arbitration Rules and Procedures in effect as of the Effective Date.  If Consultant files a demand for arbitration hereunder, Consultant shall not be required to pay the cost of the filing fees in excess of the amount Consultant would be required to pay to commence a comparable action in the applicable state or federal courts of Delaware and the Company shall be responsible for the payment of any excess.  There shall be limited discovery prior to the arbitration hearing as follows:  (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause.  Depositions shall be conducted in accordance with Delaware law, the arbitrators shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.  The arbitrator shall, in their award, allocate all of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail.  The award in the arbitration shall be final and binding.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C.  §§1—16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The arbitrator will have the same, but no greater, remedial authority than would a court of law (except that the arbitrator shall not have the power or authority to award punitive damages, consequential damages, lost profits or speculative damages to either party).  This agreement to resolve any disputes by binding arbitration extends to claims by or against the Company and claims by or against any of its affiliates, and applies to claims directly or indirectly arising under or out of (i) federal, state and local laws, including claims of alleged discrimination on any basis, or (ii) the common law.  In the event of a conflict between this provision and any provision in the applicable rules of JAMS, the provisions of this Agreement will prevail.  The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of the Company or the other parties to the arbitration, provided that notwithstanding the foregoing, Consultant shall be entitled to disclose the existence of, and information and documentation regarding, the claim, controversy or disputes to Consultant’s accountants, lawyers and financial and other consultants on a “need to know” basis who are assisting or representing such Consultant in connection with the arbitration proceeding. If for any reason this arbitration clause becomes not applicable, then each party, to the fullest extent permitted by applicable law, hereby irrevocably waives all right to trial by jury as to any issue relating hereto in any action, proceeding, or counterclaim arising out of or relating to this Agreement or any other matter involving the parties hereto.  Each of the parties hereto agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the City of Wilmington in the State of Delaware in connection with any action brought to enforce an award in arbitration.  This Section 12(h) shall survive the termination of this Agreement and of the Consulting Period.

By initialing below, the parties hereby agree to the provisions set forth in this Section 12(h):

CONSULTANT:	/s/ V.W.	OPERATING COMPANY:	/s/ T.L.	HOLDINGS:	/s/ T.L.

(i)                                     Further Assurances.  Consultant shall, upon the Company’s reasonable request, execute such further documents and take such other actions as may be permitted or reasonably required by law to implement the purposes, objectives, terms, and provisions of this Agreement.  The Company shall, upon the Consultant’s reasonable request, execute such further documents and take such other actions as may be permitted or reasonably required by law to implement the purposes, objectives, terms, and provisions of this Agreement.

(j)                                    Interpretation.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Consultant.  As used herein:  (i) reference to any gender includes each other gender; (ii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (iii) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (iv) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (v) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement; (vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (vii) “or” is used in the inclusive sense of “and/or”; (viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (ix) reference to dollars or $ shall be deemed to refer to U.S. dollars.

(k)                                 Acknowledgement.  Consultant understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Consultant’s choice.

(l)                                     Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.  This Agreement may be executed by any party using a facsimile or a PDF or other electronic signature, and such facsimile or PDF or other electronic signature shall be binding and enforceable to the same extent as an original signature by such party.

(m)                             Each Party the Drafter.  Consultant understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Consultant’s choice.  This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

(n)                                 Time of Essence.  Time is and shall be of the essence in connection with this Agreement and the terms and conditions contained herein.

(o)                                 Survival.  To the extent not otherwise expressly provided in this Agreement, all rights and obligations of any party to this Agreement not fully satisfied or performed, as applicable, on the date on which this Agreement is terminated by any party, shall survive the termination of this Agreement and all Sections of this Agreement necessary or helpful in connection with the satisfaction or performance of such rights and obligations shall also survive the termination of this Agreement, including, without limitation, Section 1(a)(i)-(iii), the second sentence of Section 1(a), Section 2(c), Sections 6-12.

(p)                                 Terms and Conditions.  Wherever “terms and conditions,” “term,” “provisions” or other the words or phrases of similar import are used in this Agreement, such words and phrases shall be construed to have the same meaning and shall not be construed to have different meanings when used in this Agreement.

(q)                                 Recitals.   The Recitals set forth at the beginning of this Agreement are incorporated into the body of this Agreement and made a part hereof by this reference.

[Remainder of Page Intentionally Left Blank / Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

FLOOR AND DECOR OUTLETS OF AMERICA, INC., a Delaware corporation

By:	/s/ Trevor Lang

Name:	Trevor Lang

Title:	Chief Financial Officer

FDO HOLDINGS, INC., a Delaware corporation

By:	/s/ Trevor Lang

Name:	Trevor Lang

Title:	Chief Financial Officer

GEORGE VINCENT WEST

/s/ George Vincent West

George Vincent West Consulting Agreement Signature Page

Exhibit A

Competitive Area

Locations

Almeda / Houston, TX
11542 Gulf Freeway
Houston, TX 77034

Arlington, TX
2540 E. Pioneer Pkwy
Arlington, TX 76010

Arvada, CO
7350 West 52nd Avenue
Arvada, CO 80002

Atlanta, GA
1690 NE Expressway NE
Atlanta, GA 30329

1706 NE Expressway NE
Atlanta, GA 30329

Austin, TX
4501 West Braker Lane
Austin, TX 78759

Boynton Beach, FL
1974 High Ridge Road
Boynton Beach, FL 33426

Brandon / Tampa, FL
10059 East Adamo Drive
Tampa, FL 33619

Clearwater / Tampa, FL
21760 US Hwy 19
Clearwater, FL 33765

Dallas, TX
2350 Alberta Dr.
Dallas, TX 75229

Glendale, AZ
5880 West Bell Rd.
Glendale, AZ 85308

Locations

Gretna, LA
4 Westside Shopping Center
Gretna, LA 70053

Henderson, NV
1080 Sunset Road
Henderson, NV 89014

Hialeah, FL
3890 West 18th Avenue
Hialeah, FL 33012

Highlands Ranch, CO
1980 E. County Line Road
Highlands Ranch, CO 80126

Hillard / Columbus, OH
3780 Park Mill Run Drive
Hillard, OH 43026

Houston, TX
17211 North Freeway
Houston, TX 77090

Jacksonville, FL
8102 Blanding Blvd.
Jacksonville, FL 32244

Kennesaw, GA
1200 Ernest W Barrett Pkwy NW
Kennesaw, GA 30144

Lombard, IL
1000 North Rohlwing Road
Lombard, IL 60118

Mesquite, TX
1330 North Town East Blvd
Mesquite, TX 75150

Morrow, GA
1056 Personal Place
Morrow, GA 30260

New Orleans, LA
2801 Magazine Street
New Orleans, LA 70115

Locations

Norco, CA
200 Hidden Valley Pkwy
Norco, CA 92860

Orange County / Santa Ana, CA
1801 East Dyer Road
Santa Ana, CA 92705

Orlando, FL
2628 East Colonial Drive
Orlando, FL 32803

Plano, TX
800A West 15th Street
Plano, TX 75075

Pompano Beach, FL
1914 West Atlantic Blvd.
Pompano Beach, FL 33069

Roswell, GA
610 Holcomb Bridge Road
Roswell, GA 30076

San Antonio, TX
5776 Stemmons Drive
San Antonio, TX 78238

Tempe, AZ
7500 South Priest Road
Tempe, AZ 85283

West Oaks / Houston, TX
14409 Park Hollow Drive
Houston, TX 77082